EXHIBIT 99.1

CYTATION CORPORATION DBA DEER VALLEY CORPORATION ANNOUNCES RECORD 2ND QUARTER REVENUE

July  11,  2006

Cytation Corporation, doing business as Deer Valley Corporation, ("Cytation" or the "Company") (OTCBB: CYON), and its wholly-owned subsidiary Deer Valley Homebuilders, Inc. ("Deer Valley"), today advised shareholders to expect the
Company to report record revenues in excess of $18,000,000 for the quarter ending June 30, 2006. This follows Deer Valley's recent report of $12,913,078 in first quarter sales, which, until now, was the highest quarterly revenue achieved by Deer Valley since it was founded in 2004. The revenue level to be reported for the 2nd quarter of 2006 represents an increase of approximately 107% over the revenue of $8,708,251 recorded by Deer Valley for the 2nd quarter of 2005. The Company's continued profitable operations and positive cash flow, has further strengthened its balance sheet during this period. Financial details for the quarter will be announced as soon as possible.

Steve Lawler, CFO of Deer Valley, noted "in accordance with the Company's standard accounting policy, the first accounting month of each quarter contains five weeks and every quarter contains thirteen weeks. This policy allows more accurate year to year comparison of the revenue and operating profit and cash flow." Joel Logan, president of Deer Valley, stated, "output at the new Sulligent, Alabama plant has increased significantly since the inception of operations at the beginning of March 2006. The production from this plant is making a significant contribution to both sales and earnings and should continue to do so for the remainder of 2006." Chet Murphree, Deer Valley's Vice President of Marketing, commented, "although the increased production has allowed the Company to make progress in reducing the waiting times for home buyers, the strong demand for the Deer Valley homes has continued."

ABOUT  DEER  VALLEY  HOMEBUILDERS,  INC.

Deer Valley Homebuilders, Inc. is a manufactured home builder headquartered in Guin, Alabama dedicated to offering the highest quality of homes that are delivered with a sense of warmth, friendliness, and personal pride. The management of the Company has over 125 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. Additional information can be found at http://www.deervalleyhb.com.

The corporate offices of Cytation are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Questions may be addressed to Charles G. Masters, President, at (813) 885-5998.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry,

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customer  acceptance  of  products  and  other  risks  and  uncertainties.  Such forward-looking statements are not guarantees of performance, and Cytation's and Deer Valley's results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as "forecast", "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. Forward-Looking-Statements in this press release include such statements as "to expect the Company to report record revenues in excess of $18,000,000 for the quarter ending June 30, 2006." These forward-looking statements speak only as of the date of this release, and Cytation and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact Information:

Cytation Corporation, Tampa, Florida

Charles G. Masters (813) 885-5998

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